EXHIBIT 99.1

RockTenn CEO Jim Rubright to Retire, COO Steve Voorhees to Become CEO; Ward Dickson to Join as CFO; Stephen Felker to Become Chairman of the Board; Voorhees and Jenny Hourihan Elected to Board

NORCROSS, Ga., Aug. 2, 2013 (GLOBE NEWSWIRE) -- RockTenn (NYSE:RKT) today announced that Jim Rubright will retire as chief executive officer and a director on Oct. 31, 2013. Steve Voorhees, chief operating officer of RockTenn, will become chief executive officer upon Rubright's retirement. Voorhees joined RockTenn as chief financial officer in 2000 and became chief financial officer and chief administrative officer in 2008, and president and chief operating officer in January 2013.

Ward Dickson will join RockTenn on Sept. 16, 2013, as executive vice president and chief financial officer with responsibility for finance, information technology and procurement. Dickson currently serves as senior vice president of finance for the global sales and service organization of Cisco Systems. Dickson formerly served in financial roles at Scientific Atlanta and General Electric.

Stephen Felker, RockTenn's lead independent director and soon-to-be board chairman stated, "RockTenn will lose a remarkable CEO with Jim Rubright's retirement from the company. Under Jim's leadership, RockTenn has grown to become a highly respected leader in the paper and forest products industry. RockTenn's share price has increased more than eight fold and with dividends earned a compound annual return of 18.6 percent – for 14 years."

Rubright stated, "I'm glad to be able to leave RockTenn with a strong and talented leadership team. Steve Voorhees has been instrumental in developing and executing our process improvement and acquisition strategies since he joined RockTenn in 2000 and is a great choice to lead our company. We are also pleased to have Ward Dickson join our team, bringing his proven leadership talent and extensive experience in finance, sales and service. These two proven leaders have demonstrated throughout their careers the same commitment to excellence and customer service that consistently produces outstanding results for RockTenn's customers and shareholders."

Felker will become chairman of the board of the company for a two-year term commencing with Rubright's retirement from the company. Felker is the former chairman and chief executive officer of Avondale, Inc. and has served on RockTenn's board of directors since 2001.

RockTenn also announced that Voorhees and Jenny Hourihan have been elected to the board of RockTenn. Hourihan is the chief executive officer of ORBIS International, an international nonprofit organization that works in developing countries to save sight. Hourihan served as chief financial officer of Pro Mujer International, an international development organization offering microfinance, health services and training to over 300,000 clients in Latin America. Hourihan previously served as managing director and sector head of the Paper and Forest Products Group at Bank of America and in other investment roles at Merrill Lynch and the Salomon Smith Barney unit of Citigroup.

RockTenn (NYSE:RKT) is one of North America's leading integrated manufacturers of corrugated and consumer packaging. RockTenn's 26,000 employees are committed to exceeding their customers' expectations — every time. The Company operates locations in the United States, Canada, Mexico, Chile, Argentina and China. For more information, visit www.rocktenn.com.

RockTenn Contacts:

Investors
John Stakel, 678-291-7901
Senior Vice President-Treasurer
jstakel@rocktenn.com

Media
Robin Keegan, 770-326-8245
Director, Corporate Communications
rokeegan@rocktenn.com